EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Completes the Acquisition of
17 Supermarkets and 15 Pharmacies From VG's Food and Pharmacy

GRAND RAPIDS, MICHIGAN-December 29, 2008-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has completed the previously announced acquisition of 17 retail supermarkets and 15 pharmacies from VG's Food Center, Inc. and VG's Pharmacy, Inc. a privately held Fenton, Michigan-based retail grocery operator and the Company's largest independent distribution customer. The transaction is expected to increase annual retail segment sales by approximately $300 million, with annual consolidated sales increasing approximately $150 million, as VG's is an existing distribution customer. The acquisition is expected to be slightly dilutive to net earnings in the fiscal 2009 fourth quarter, but accretive during fiscal year 2010.

Commenting on the transaction, Spartan Stores' President and Chief Executive Officer Dennis Eidson said, "We are very pleased to complete the acquisition of VG's retail stores. This transaction provides us with the opportunity to sustain our long-term performance improvement record, capture additional operational synergies and serve communities in key Michigan markets where we had no retail presence. As we begin the integration process, we will bring our distinct and successful approach to marketing, merchandising, and category management to these markets, while preserving the long-standing and exceptional shopping experience that VG's has delivered to its customers for many years. Our sound balance sheet and financial position has allowed us to take advantage of prudent market share expansion opportunities during this challenging economic period and further solidify our position as a leading independent grocery retailer in Michigan."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to approximately 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 101 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers, and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects" that a particular result will occur; that there is "opportunity" that a result will be realized, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Realization of increased sales and earnings depends on the Company's ability to successfully integrate the acquired assets, and implement its plans and business practices. The Company's ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.